AGREEMENT

This Agreement (“Agreement”) is made as of February 14, 2005, by and between CHEMBIO DIAGNOSTIC SYSTEMS, INC., a Delaware corporation having its address at 3661 Horseblock Road, Medford, New York 11763 (“Licensor”), CHEMBIO DIAGNOSTICS, INC., a Nevada corporation having its address at 3661 Horseblock Road, Medford, NY (“Licensor Parent”) and PRIONICS AG, a corporation formed under the laws of Switzerland, having its address at Wagistrasse 27a, 8952 Zurich-Schlieren, Switzerland (“Licensee”). Licensor and Licensee each may be referred to herein as a “Party”, and collectively as the “Parties”.

WITNESSETH

WHEREAS, Licensor is the owner of certain proprietary knowledge related to the development and implementation of a conjugation method and buffer formulation more completely described in Exhibit A attached hereto (the “Technology”);

WHEREAS, Licensor and Licensee are parties to that certain Manufacturing and Supply Agreement for the PrioSTRIP, which is subject to the completion of the product specifications by Licensee for the product to be manufactured (the “Supply Agreement”);

WHEREAS, Licensee desires to license the Technology from Licensor in order to have the right to incorporate the Technology into the PrioSTRIP specifications and/or certain other products that are or may be developed by Licensee, as such products are defined herein; and

WHEREAS, Licensee desires to license from Licensor the Technology on the terms and conditions set forth herein.

NOW, THEREFORE, the Parties hereto hereby agree as follows:

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

“Affiliate” shall mean any corporation or other legal entity which (i) Controls, (ii) is Controlled by, or (iii) is under common Control of a Person.

“Agreement” shall have the meaning given to such term in the Preamble.

“Arbitration” shall have the meaning given to such term in Section 12.

“Big Four Auditing Companies” shall include PriceWaterhouseCoopers, Ernst & Young LLP, Deloitte & Touche or KPMG or such other companies as the Parties may agree.

“BSE” shall have the meaning given to such term in Section 2.

“Chembio Products” shall have the meaning given to such term in Section 3(f)(i).

“Claim” shall have the meaning given to such term in Section 10(c).

“Claim Notice” shall have the meaning given to such term in Section 10(c).

“Confidential Information” shall have the meaning given to such term in Section 8.

“Control” of an entity means the legal, beneficial, direct or indirect ownership of more than fifty percent (50%) of the aggregate of the voting rights of a Person.

“Disclosing Party” shall have the meaning given to such term in Section 8(a).

“Discount Royalty” shall have the meaning given to such term in Section 3(f)(i).

“Effective Date” shall mean the date on which this Agreement is signed by the last of the Parties and the Milestone 1 Payment is made to Licensor.

“Full Royalty” shall have the meaning given to such term in Section 3(f)(i).

“Indemnified Party” shall have the meaning given to such term in Section 10(c).

“Indemnifying Party” shall have the meaning given to such term in Section 10(c).

“Initial Sale Period” shall have the meaning given to such term in Section 3(f)(i).

“Licensee” shall have the meaning given to such term in the Preamble.

“Licensee Basket Amount” shall have the meaning given to such term in Section 10(b).

“Licensee Indemnified Party” shall have the meaning given to such term in Section 10(a).

“Licensor” shall have the meaning given to such term in the Preamble.

“Licensor Basket Amount” shall have the meaning given to such term in Section 10(b).

“Licensor Indemnified Party” shall have the meaning given to such term in Section 10(b).

“Licensor Parent” shall have the meaning given to such term in the Preamble.

“Market Price” shall have the meaning given to such term in Section 3(f)(iii).

“Maximum Royalty” shall have the meaning given to such term in Exhibit C.

“Measuring Date” shall have the meaning given to such term in Section 3(i).

“Milestone 1 Payment” shall have the meaning given to such term in Section 3(a).

“Milestone Payment” shall have the meaning given to such term in Exhibit C.

“Notice” shall have the meaning given to such term in Section 11.

“OTCBB” shall have the meaning given to such term in Section 3(f)(iii).

“Party” or “Parties” shall have the meaning given to such term in the Preamble.

“Payment Date” shall have the meaning given to such term in Section 3(c).

“Person” shall mean any natural person, corporation, limited liability company, partnership, firm, association, governmental authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Prionics Products” shall mean all of Prionics’ products as formulated on or prior to the Effective Date, including: Prionics-Check Western, Prionics-Check LIA and Prionics-Check PrioSTRIP, as formulated on or prior to the Effective Date.

“Products” shall have the meaning given to such term in Section 2.

“QCP” shall have the meaning given to such term in Exhibit A.

“Receiving Party” shall have the meaning given to such term in Section 8(a).

“Representatives” shall have the meaning given to such term in Section 8(a).

“Royalty” shall have the meaning given to such term in Exhibit C.

[“Shelf Life” means the amount of time that the Technology, when properly packaged and stored, will last without undergoing chemical or physical changes.] [N.B.: TO BE MODIFIED AS NECESSARY.]

“SOP” shall have the meaning given to such term in Exhibit A.

“Supply Agreement” shall have the meaning given to such term in the Recitals.

“Technology” shall have the meaning given to such term in the Recitals.

“Term” shall have the meaning given to such term in Section 9.

“Third-Party Claim” shall have the meaning given to such term in Section 10(d).

“TSE” shall have the meaning given to such term in Section 2.

This Agreement uses the words “herein,” “hereof” and “hereunder” and words of similar import to refer to this Agreement as a whole and not to any provision of this Agreement, and the word “Section” refers to Sections of this Agreement unless otherwise specified.

Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.

Except where the context otherwise requires, the word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding that word. The words “shall” and “will” are used interchangeably and have the same meaning.

The term “business day” means any day other than a day on which commercial banks are permitted or required to close in the State of New York.

The language this Agreement uses will be deemed to be the language the Parties have chosen to express their mutual intent, and no rule of strict construction will be applied against either Party.

TERMS OF AGREEMENT

1.  [Reserved.]

2.  License Grant. Subject to the terms and conditions of this Agreement and for so long as Licensee is in compliance with all of its material obligations hereunder, Licensor hereby grants an exclusive right to Licensee to: (a) make, use, sell, offer for sale, market and distribute, the Technology in connection with or otherwise relating to Licensee’s products for Bovine Spongiform Encephalopathy (“BSE”) and Transmissible Spongiform Encephalopathy (“TSE”) testing, as improved or modified from time to time (the “Products” and each a “Product”); (b) modify, adapt, test, alter and produce the Technology and (c) conduct internal research projects using the Technology. Except as provided herein, no express or implied licenses of any type for the Technology shall be granted to Licensee, nor is Licensor providing any other services to Licensee for the Products except those specified in this Agreement.

3.  Payments; Royalties.

(a)  In consideration of the license and rights granted to Licensee by Licensor hereby, upon execution and delivery of this Agreement by the Parties, Licensee shall pay Licensor the non-refundable amount of two hundred fifty thousand dollars ($250,000) (the “Milestone 1 Payment”); provided, that the fact that the Milestone 1 Payment is non-refundable shall not limit the rights of Licensee to indemnification hereunder. Upon receipt of the Milestone 1 Payment, Licensor shall deliver the Technology to Licensee in accordance with Exhibit B. Licensee shall pay to Licensor the Royalty and Milestone Payment amounts set forth on Exhibit C attached hereto in accordance with the satisfaction of the provisions therefor.

(b)  For the purpose of computing Royalties, (i) sales shall be regarded as made when payments are due under Licensee’s normal commercial terms of sale, (ii) sales by Affiliates of Licensee shall be deemed sales by Licensee, (iii) sales in currencies other than U.S. dollars shall be converted to U.S. dollars at the applicable foreign currency conversion rate, reported in the “Exchange Rates” table as found in the “Money and Investing” section of the Wall Street Journal, effective on the date that is the last day of the calendar quarter for which payment is due to Licensor and (iv) any sales for a financial consideration other than currency shall be regarded as having been made at Licensee’s billing price(s) in effect at the time of sale.

(c)  Royalties shall be paid by Licensee to Licensor by the date that is thirty (30) days after the end of each calendar quarter during the Term (each, a “Payment Date”) until the Maximum Royalty is reached. Payment of the Royalty shall begin at the end of the first calendar quarter during which Licensee records sales from the Products.

(d)  Royalty payments shall be made to Licensor at its offices at the address set forth above, or by wire transfer of immediately available funds to such banking institution as Licensor may notify Licensee in accordance with Section 11 from time to time, in legal tender of the United States of America.

(e)  In addition to any other remedy available to Licensor, if any payment due under this Agreement is not made by the Party with such payment obligation in accordance with this Agreement, including without limitation, as a result of any Royalty underpayment as set forth above, interest shall accrue and be payable, to the extent legally enforceable, on such unpaid amounts from and after the date on which the same was due at the lower of (i) two-thirds of one percent (.667%) per month or any portion thereof, or (ii) the highest rate permitted by law in the State of New York.

(f)  Warrants.

(i)  During the initial twelve (12) month period following the approval by the European Commission of the manufacture, sale and distribution of Products (the “Initial Sale Period”), Licensee shall pay Licensor an amount equal to fifty (50%) of the Royalty (the “Discount Royalty”) otherwise due (as set forth on Exhibit C) upon the sale of Products manufactured by Licensor and sold to Licensee pursuant to the Supply Agreement (the “Chembio Products”). Upon completion of the Initial Sale Period, Licensee, in its sole discretion, shall have the option to pay Licensor an additional Royalty, such that the amount of Royalties received by Licensor during the Initial Sale Period equals one hundred (100%) percent of the Royalty amount that would have been due to Licensor had the Royalty payment for Chembio Products not been subject to adjustment under this Section 3(f) (the “Full Royalty”). In the event Licensee determines to pay such additional Royalty to Licensor, it will deliver notice of such determination to Licensor in the first Report submitted by Licensee to Licensor after the completion of the Initial Sale Period, together with payment of such additional Royalty amount. In the event the Full Royalty is not paid by Licensee with the delivery of the first Report after the completion of the Initial Sale Period, the option to pay Licensor the Full Royalty and the right of Licensee to receive the warrant described in Section 3(f)(ii) shall terminate.

(ii)  Within thirty (30) days following the receipt by Licensor of the Full Royalty for the Initial Sale Period, for each twenty-five thousand dollars ($25,000) paid to Licensor in Full Royalties, Licensor Parent shall issue to Licensee a warrant, exercisable for the purchase of twelve thousand five hundred (12,500) shares of common stock of Licensor Parent at an exercise price of seventy cents ($0.70) per share. Each warrant shall be exercisable at any time during the five (5) year period following the issuance thereof and shall grant Licensee standard “piggyback” registration rights for the shares of common stock issued upon exercise of such warrant. The form of warrant shall be mutually agreed to by Licensor and Licensee by the date that is thirty (30) days following the Effective Date, which form shall also define the standard “piggyback” registration rights to be issued in connection with such warrant.

(iii)  Notwithstanding the foregoing, in the first Report delivered to Licensor after the completion of the Initial Sale Period, Licensee shall elect to either (x) pay Licensor the Discount Royalty for Chembio Products for the remainder of the Term or (y) pay Licensor the Full Royalty for Chembio Products for the remainder of the Term and, upon payment of the Full Royalty, receive a warrant in the same amount and on the same terms as set forth in Section 3(f)(ii) above; provided, that, the per share exercise price of such warrant shall be equal to one hundred eight (108%) percent of the Market Price of the common stock of Licensor Parent. For purposes hereof, “Market Price" means the average of the closing bid prices of one share of Licensor Parent common stock, as reported on the OTC Bulletin Board (“OTCBB”) or, if not reported on the OTCBB, on the publicly reported exchange on which Licensor Parent is listed, for the thirty (30) trading days prior to exercise of the warrant, or if no such listing is available, as mutually agreed by the Parties. The election made by the Licensee pursuant to this Section 3(f)(ii) shall be irrevocable and not subject to modification for the remainder of the Term. In the event Licensee fails to make an election as required hereunder, Licensor shall be entitled to make such election, in its sole discretion, and shall promptly notify Licensee of its election in writing.

(g)  The aggregate number of shares of common stock of Licensor Parent issuable upon exercise of all of the warrants issued to Licensee shall be seven hundred fifty thousand (750,000).

(h)  At such time that Licensee has paid to Licensor (i) the Milestone Payments and (ii) Royalties in an amount equal to the Maximum Royalty, Licensee shall have no further obligation to pay Royalties to Licensor, and the license granted hereunder shall be fully paid up.

(i)  Upon the achievement of Milestone 3, Licensee shall measure the Shelf Life of the Technology. In the event that the Shelf Life of the Technology does not exceed fourteen (14) months following the achievement of Milestone 3 (the “Measuring Period”), the following shall occur:

(i)  Licensee shall deliver written notice to Licensor stating with specificity, the conditions under which the Technology was stored, the testing that was conducted on the Technology during the Measuring Period and the Shelf Life of the Technology as determined by Licensee.

(ii)  Upon receipt of such notice, Licensor shall have the right, but not the obligation to attempt to remedy the Shelf Life failure. In the event Licensor notifies Licensee of its desire to remedy the Shelf Life failure, the Parties agree to cooperate with each other in good faith, and Licensee will allow Licensor reasonable access to its data related to the Technology.

(iii)  In the event that the Shelf Life stated in the notice received from Licensee is verified by Licensor and such Shelf Life is less than twelve (12) months: (a) Licensee shall continue to have the license rights granted to it under this Agreement, (b) Licensor shall be entitled to retain the Milestone Payments, (c) Licensor shall pay to Licensee an amount equal to the Royalty payments previously paid by Licensee pursuant to this Agreement, (d) Licensee shall not be required to pay any additional Royalties during the Term and (e) Licensee shall return to Licensor all of the warrants issued to it under Section 3(f), and no additional warrant shall be issued thereunder.

(iv)  In the event that the Shelf Life stated in the notice received from Licensee is verified by Licensor and such Shelf Life is less than fourteen (14) months, but greater than twelve (12) months: (a) Licensee shall continue to have the license rights granted to it under this Agreement, (b) Licensor shall be entitled to retain the Milestone Payments, (c) Licensor shall pay to Licensee an amount equal to fifty percent (50%) of the Royalty payments previously paid by Licensee pursuant to this Agreement, (d) the cumulative amount of Royalties Licensee shall be required to pay to Licensor hereunder shall be reduced by fifty percent (50%) and (e) Licensee shall return to Licensor one-half of the warrants issued to it under Section 3(f), and any additional warrants to be issued to Licensee under Section 3(f) shall be reduced by fifty percent (50%).

(v)  Notwithstanding anything contained in Sections 3(i)(iii) and 3(i)(iv) to the contrary, in the event Licensor remedies the Shelf Life failure so that the Technology has a Shelf Life of fourteen (14) months or more, the Royalties required to be paid hereunder shall return to the amounts required to be paid prior to such Shelf Life failure and the provisions of Section 3(f) shall again become effective.

4.  Records and Reports.

(a)  Together with payment of the Royalties, Licensee agrees to submit written reports to Licensor within thirty (30) days after the last day of each full or partial calendar quarter during the Term, stating in each such report (i) the per test sales price for the Products sold (net of any discounts or rebates) for the previous calendar quarter, (ii) the amount of returned or exchanged Products, and (iii) the Royalty due thereon (each a “Report”). In addition, Licensee shall deliver a Report to Licensor within ninety (90) days after the date of termination of this Agreement stating in such Report applicable information regarding the per test sales price with respect to the Products that were not previously reported to Licensor and the Royalty due thereon, and shall accompany such report with payment of the amount of Royalties shown to be due therein.

(b)  Licensee agrees to keep, for at least three years after expiration or termination of this Agreement, full and accurate books of account and records on Licensee’s sales of Products. Licensee agrees to permit an authorized representative from Licensor, which representative shall be an employee of one of the Big Four Auditing Companies or another independent auditing company mutually agreed upon by the Parties acting in their reasonable discretion, upon at least ten (10) days prior written notice, to conduct reasonable audits of Licensee’s books and records to verify the sales of the Products and the amount of Royalty payments due under this Agreement. Such audits shall occur only during business hours at the offices of Licensee. If any audit of Licensee’s books and records shows a discrepancy of more than ten percent (10%) from payments and/or reports to Licensor, Licensee will in addition to payment of any unpaid amounts due as disclosed by the audit, within thirty (30) days after the receipt of written notice thereof, reimburse Licensor for the cost of the audit. A final audit may occur once during the year immediately succeeding expiration or termination of this Agreement. Any information provided to Licensor’s accountants pursuant hereto shall be treated as Confidential Information to be used only for the purpose of the examination in accordance with this Agreement and shall not be otherwise disclosed.

5.  Technical Support Services. Licensor shall provide Licensee with reasonable telephonic or electronic mail technical service and support on an as needed basis during the six (6) month period following the completion of Milestone 3 (“Services Period”). Upon reasonable notice to Licensor, such support may also include on-site technical support at Licensee’s facility; provided that Licensee shall reimburse Licensor for its reasonable out-of-pocket travel-related expenses, which shall be mutually agreed upon by the Parties; provided, further that, in no event will Licensor’s employees be required to devote an amount of time greater than five (5) business days per month to Licensee’s service and support issues. Payment shall be due and payable on the fifteenth (15th) day of each month during the Services Period. Licensor appoints Javan Esfandiari as its liaison to communicate with Licensee, and Licensee shall funnel its inquiries through such appointed liaison so as to minimize any disruption to the staff of Licensor. Licensee agrees to provide Licensor with timely written notification containing specific details of problems to enable Licensor’s employees to diagnose such problems. Licensee may, in its sole discretion, elect to terminate such services by Licensor if it determines that they are no longer necessary. In consideration of the services described in this Section 5, during the Services Period Licensee shall pay Licensor five thousand dollars ($5,000) per month.

6.  Representations and Warranties of the Parties.

(a)  Licensor hereby represents and warrants to Licensee as of the Effective Date that:

(i)  Licensor has good and valid title to the Technology, free and clear of all liens, including, but not limited to, the right to license or, if appropriate, sublicense the Technology.

(ii)  No claim or action for appropriation of trade secrets and know-how of any third party, or infringement of any United States or foreign patent or copyright, has been brought or alleged by any third party against Licensor by reason of Licensor’s manufacture, use or sale of the Technology.

(iii)  Licensor (a) is not aware of any infringement of any United States or foreign patents by reason of Licensor’s manufacture, use or sale of the Technology, and (b) has neither received notice of any infringement action or any cease and desist letter with respect to the Technology, nor is aware of any allegation or challenge to Licensor’s ability to manufacture, use or sale of the Technology.

(iv)  There are no existing or proposed governmental laws, rules, regulations, interpretations, court orders or other legal restraints prohibiting the manufacture or distribution of the Technology.

(b)  Licensee hereby represents and warrants to Licensor as of the Effective Date that:

(i)  No claim or action for appropriation of trade secrets and know-how of any third party, or infringement of any United States or foreign patent or copyright, has been brought or alleged by any third party against Licensee by reason of Licensee’s manufacture, use or sale of the Prionics Products.

(ii)  Licensee (a) is not aware of any infringement of any United States or foreign patents by reason of Licensee’s manufacture, use or sale of the Prionics Products, and (b) has neither received notice of any infringement action or any cease and desist letter, nor is aware of any allegation or challenge to Licensee’s ability to manufacture, use or sale of the Prionics Products.

(iii)  There are no existing or proposed governmental laws, rules, regulations, interpretations, court orders or other legal restraints prohibiting the manufacture or distribution of the Prionics Products.

7.  Ownership and Protection of Rights. Licensee acknowledges that the Technology is the sole and exclusive property of Licensor, subject to the license hereby granted. If during the period commencing on the Effective Date and terminating as of the achievement of Milestone 3, either Licensee or Licensor makes any further improvements in the Technology or the mode of using it, or becomes the owner of any new improvements to the Technology (each an “Improvement”), then such Improvement shall become the sole and exclusive property of such Party. Licensee or Licensor, as the case may be, shall grant to the other Party a royalty-free, world-wide, non-exclusive license to any such Improvements, to use, offer for sale and sell products using such Improvements; provided, that such license shall be non-transferable (other than sublicenses granted to Licensor or Licensee’s manufacturers or Affiliates, as the case may be); and provided, further, that the grantee of such license agrees to cooperate in all respects with the grantor of such license for purposes of obtaining any patents, copyrights or other protections on the ownership of such Improvements. From and after the achievement of Milestone 3, Improvements shall be the sole and exclusive property of the Party developing or acquiring such Improvement, and there shall be no obligation to license such Improvement to the other Party.

8.  Confidential Information.

(a)  To the extent that any Confidential Information is disclosed by either Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), the Receiving Party shall not disclose such Confidential Information to any other Person (other than to suppliers, producers, Affiliates, employees, agents, consultants and advisors (including attorneys) and the employees, agents, consultants and advisors of its subsidiaries or Affiliates (collectively, “Representatives”) (it being understood that such employees, agents, consultants and advisors shall be informed by the Receiving Party of the confidential nature of such information and shall be directed to treat such information confidentially)), shall use such Confidential Information solely for the purposes for which it was disclosed and shall use the same degree of care, but no less than a reasonable degree of care to prevent the unauthorized use, dissemination or disclosure of the Confidential Information as the Party uses to protect its own confidential information of a like nature.

(b)  As used herein, the term “Confidential Information” shall mean any and all formulae, processes, inventions, know-how, discoveries, improvements, original works of authorship, designs, developments, trade secrets, and related proprietary information and materials, whether patentable or not, or other information designated as confidential by the Disclosing Party that has been or may hereafter be provided orally or in writing or shown to the Receiving Party or its Representatives, irrespective of the form of the communication, by the Disclosing Party or its Representatives and also includes all notes, analyses, compilations, studies, or other material prepared by the Disclosing Party or the Receiving Party or their respective Representatives.

(c)  The term “Confidential Information” does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives, (ii) was available to the Receiving Party on a non-confidential basis prior to its disclosure to the Receiving Party by the Disclosing Party; provided that the source of such information is not bound by a confidentiality agreement with the Disclosing Party or its representatives or agents or otherwise prohibited from transmitting the information to the Receiving Party or its Representatives by a contractual, legal or fiduciary obligation, (iii) becomes available to the Receiving Party on a non-confidential basis from unaffiliated source, or (iv) is clearly identified as non-confidential.

(d)  In the event that the Receiving Party becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil and investigative demand or similar process) to disclose any of the Confidential Information, if legally permitted, it shall provide prompt prior written notice of such requirement to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Disclosing Party does not waive compliance with the provisions hereof, the Receiving Party agrees (i) to furnish only that portion of the Confidential Information that is in its reasonable opinion required to be furnished and (ii) to exercise all reasonable commercial efforts, at the Disclosing Party’s expense, to obtain assurance that confidential treatment will be accorded such Confidential Information. The Parties acknowledge and agree that the remedy at law for any breach or threatened breach of the provisions of this Section 8 is inadequate and that the Disclosing Party, in addition to any other relief available to it, shall be entitled to apply to any court of competent jurisdiction to enjoin such breach or threatened breach, without posting bond or other security. The provisions of this Section 8 shall survive any termination or expiration of this Agreement.

9.  Term; Termination; Effect of Termination. Subject to the other provisions of this Section 9, this Agreement continues until terminated (the “Term”) as set forth below:

(a)  Licensee shall have the right to terminate this Agreement on not less than thirty (30) days written notice to Licensor upon (i) the promulgation of new governmental laws, rules, regulations, interpretations, court orders or other legal restraints prohibiting the manufacture or distribution of all of the Products or the Technology (ii) a court order or, the reasonable threat or the reasonable apprehension supported by an opinion of legal counsel mutually acceptable to both Parties, that the use of the Technology (or an Improvement, to the extent such Improvement is incorporated into any Product) would infringe upon intellectual property rights of a third party, or (iii) a material default in performance by Licensor hereunder; provided, that, if Licensor cures any of the foregoing during such thirty (30) day period, Licensee shall not have the right to terminate this Agreement pursuant to this subsection. Notwithstanding the foregoing, the failure of any lots produced in connection with Milestones 2 and 3 to meet the agreed upon quality control specifications for such lots shall not be considered a default hereunder and the remedy periods and other remedies set forth in Exhibit B shall apply.

(b)  Licensor shall have the right to terminate this Agreement on not less than thirty (30) days written notice to Licensee upon (i) Licensee’s failure to make a payment in respect of a Royalty or a Milestone Payment, (ii) a court order or, the reasonable threat or the reasonable apprehension supported by an opinion of legal counsel mutually acceptable to both Parties, that the use of the Technology (or an Improvement, to the extent such Improvement is incorporated into any Product) would infringe upon intellectual property rights of a third party, (iii) the promulgation of new governmental laws, rules, regulations, interpretations, court orders or other legal restraints prohibiting the manufacture and distribution of all of the Products, or (iv) any other material default in performance by Licensee hereunder; provided, that, if Licensee cures the foregoing during such thirty (30) day period, Licensor shall not have the right to terminate this Agreement pursuant to this subsection.

(c)  In the event of the termination of this Agreement (i) each Party shall pay the other Party any amounts owed to it in connection with this Agreement, (ii) each Party shall return all written Confidential Information of the other Party, and (iii) Licensee shall immediately cease manufacturing and distribution of Products, the Technology and all Improvements used in the Products. Additionally, subject to Section 10 below, if a final judgment is rendered by a court or governmental body of competent jurisdiction that either of the Technology or any Improvement made by Licensor is infringing upon the intellectual property rights of a third party, and this Agreement is terminated as a result thereof or if Licensor terminates this Agreement pursuant to Section 9(b)(ii) above, Licensor shall pay to Licensee an amount equal to the lesser of (i) the Royalty payments and Milestone Payments previously paid by Licensee pursuant to this Agreement up to an amount of one million, eight hundred seventy five dollars ($1,875,000), and (ii) the damages incurred by Licensee with respect to such event of termination, including damages paid to a third party and any costs of replacing the Technology with other products or know-how.

10.  Indemnification.

(a)  Indemnification of Licensee. Licensor indemnifies and holds harmless Licensee, and its directors, officers, employees, agents, officials and related companies (each, a “Licensee Indemnified Party”) from and against any and all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and expenses), whether incurred in any action or proceeding between the Parties, or otherwise, which a Licensee Indemnified Party may incur or be obligated to pay in any action, claim or proceeding, for or by reason of:

(i)  any acts, whether of omission or commission, of the Licensor or any of its servants, agents or employees in connection with Licensor’s performance of this Agreement;

(ii)  any defect in the Technology alleged by a third party, regardless of whether the action is based upon negligence or strict liability;

(iii)  any violation of any warranty or representation contained in this Agreement; or

(iv)  the infringement of the Technology, not due to any Product, on the intellectual property rights of any third party.

The provisions of this Section 10(a) and the Licensor’s obligations hereunder shall survive any termination or expiration of this Agreement with respect to claims arising on or prior to the termination or expiration.

(b)  Indemnification of Licensor. Licensee hereby indemnifies and holds harmless Licensor, and its directors, officers, employees, agents, officials and related companies (each, a “Licensor Indemnified Party” from and against any and all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and expenses), whether incurred in any action or proceeding between the Parties, or otherwise, which a Licensor Indemnified Party may incur or be obligated to pay in any action, claim or proceeding, for or by reason of:

(i)  any acts, whether of omission or commission, of the Licensee or any of its servants, agents or employees in connection with such Party’s performance of this Agreement;

(ii)  any defect in any Product alleged by a third party, regardless of whether the action is based upon negligence or strict liability;

(iii)  the manufacture, labeling, sale, distribution or advertisement of any Product;

(iv)  any violation of any warranty or representation contained in this Agreement; or

(v)  the infringement of any Product, not due to the Technology, on the intellectual property rights of any third party.

The provisions of this Section 10(b) and the Licensee’s obligations hereunder shall survive any termination or expiration of this Agreement with respect to claims arising on or prior to the termination or expiration.

(c)  A Party seeking indemnification (the “Indemnified Party”) under this Section 10 shall give written notice (a “Claim Notice”) to the other Party (the “Indemnifying Party”) as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Section 10(c) (a “Claim”). The failure of the Indemnified Party to timely give a Claim Notice to the Indemnifying Party hereunder shall not affect the Indemnified Party’s rights to indemnification hereunder, except and only to the extent that the Indemnifying Party demonstrates actual damage caused by such failure. No claims for indemnification shall be made hereunder after the date which is two (2) years after the Effective Date.

(d)  In the case of a claim involving the assertion of a claim by a third party (whether pursuant to a lawsuit or other legal action or otherwise, a “Third-Party Claim”), the Indemnifying Party may, upon written notice to the Indemnified Party, take control of the defense and investigation of such Third-Party Claim if the Indemnifying Party acknowledges to the Indemnified Party in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such Third-Party Claim. If the Indemnifying Party assumes the defense of any such Third-Party Claim, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party (and separate from counsel to the Indemnifying Party if there is any conflict or divergence of interest between the Indemnifying Party and the Indemnified Party) to conduct the defense of such claims or legal proceedings and, at the sole cost and expense of the Indemnifying Party, shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of or the entry of any judgment arising from, any such Third-Party Claim, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such Third-Party Claim, with its own counsel and at its own expense; provided, however, that the Indemnified Party shall be entitled to settle any Third Party Claim involving criminal penalties, civil fines without the consent, but at the expense, of the Indemnifying Party if the Indemnifying Party shall unreasonably fail to do so after being requested to do so by the Indemnified Party. If the Indemnifying Party does not assume the defense of such Third-Party Claim within twenty (20) days after the date such claim is made: (a) the Indemnified Party may defend against such Third-Party Claim in such manner as it may deem reasonably appropriate, provided that the Indemnified Party shall not consent to a settlement of or the entry of any judgment arising from such Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. Regardless of which Party shall assume the defense of the Third-Party Claim, the Parties agree to cooperate fully with one another in connection therewith. Such cooperation shall include the providing of records and information which are relevant to such Third-Party Claim and making employees and officers available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to act as a witness or respond to legal process, in each case to the extent that the Party being requested to provide records and information or to make employees and officers available can do so without waiving any evidentiary privileges to which it is entitled.

(e)  Licensor shall be obligated to indemnify any Licensee Indemnified Party from and against any losses, liabilities, damages and expenses actually incurred by such Licensee Indemnified Party only to the extent that the aggregate amount of all such losses, liabilities, damages and expenses actually incurred by such Licensee Indemnified Party exceeds two hundred fifty-thousand dollars ($250,000), other than in connection with a breach by Licensor of either of Section 6(a)(ii) or Section 6(a)(iii), in which case such amount shall be reduced to one hundred twenty-five thousand dollars ($125,000) (the “Licensor Basket Amount”); thereafter, Licensor shall be obligated to indemnify the Licensee Indemnified Parties for all Losses in excess of the Licensor Basket Amount; provided, that the Licensor Basket Amount shall not apply to damages incurred by Licensee as a result of a breach of Section 6(a)(i). Licensee shall be obligated to indemnify any Licensor Indemnified Party from and against any losses, liabilities, damages and expenses actually incurred by such Licensor Indemnified Party only to the extent that the aggregate amount of all such losses, liabilities, damages and expenses actually incurred by such Licensor Indemnified Party exceeds two hundred fifty-thousand dollars ($250,000), other than in connection with a breach by Licensee of Section 6(b)(ii), in which case such amount shall be reduced to one hundred twenty-five thousand dollars ($125,000) (the “Licensee Basket Amount”); thereafter, Licensee shall be obligated to indemnify the Licensor Indemnified Parties for all losses in excess of the Licensee Basket Amount. Subject to the foregoing, the maximum amount of all indemnification obligations of the Parties shall not exceed the aggregate amount of the Royalty payments and the Milestone Payments actually received by Licensor hereunder.

(f)  The remedies provided for this Section 10 shall be the sole remedies of the parties hereto and shall preclude the assertion of any other rights or the seeking of any other remedies with respect to the matters covered by the indemnification provision herein.

11.  Notices. Any notice, request, consent or communication (collectively a “Notice”) under the Agreement shall be effective only if it is in writing and (a) delivered personally, (b) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (b) by facsimile, with receipt confirmed, addressed as follows:

If to Licensor:  Lawrence A. Siebert
President
Chembio Diagnostic Systems, Inc.
3661 Horseblock Road
Medford, NY 11763
Fax (631) 924- 6033

        If to Licensee:       Bruno Oesch,
Chairman
Prionics AG
Wagistrasse 27a
CH-8952 Zurich-Schlieren
Switzerland
Fax:  +41 44 200 20 10

or to such other address or addresses as shall be furnished in writing by any Party to the other Party. A Notice shall be deemed to have been given as of the date when (i) personally delivered, (ii) two business days after deposited with the overnight delivery service or (iii) when receipt of the facsimile is confirmed, as the case may be, unless the sending Party has actual knowledge that a Notice was not received by the intended recipient.

12.  Governing Law; Jurisdiction; Arbitration. The construction, validity and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of laws rules. Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement or any breach thereof, shall be determined by binding arbitration in the State of New York, County of New York (hereinafter, “Arbitration”). The Party seeking determination shall submit any such dispute, claim or controversy to the American Arbitration Association, New York County, and the rules of commercial arbitration of the selected entity shall govern. The Arbitration shall be conducted and decided by three (3) arbitrators, unless the Parties mutually agree, in writing at the time of the Arbitration, to fewer arbitrators. In reaching a decision, the arbitrators shall have no authority to change or modify any provision of this Agreement. Each Party shall bear its own expenses and one-half of the expenses and costs of the arbitrators; provided that the arbitrators may award expenses and costs (including attorneys’ fees) to either Party. Any application to compel Arbitration, confirm or vacate an arbitral award or otherwise enforce the terms of this Section 12 shall be brought in the courts of the State of New York or the United States District Court for the Southern District of New York, to whose jurisdiction for such purposes Licensor and Licensee hereby irrevocably consent and submit.

13.  Assignment. The provisions of this Agreement shall bind and inure to the benefit of each of the Parties and their respective successors and assigns. No Party shall assign its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Any assignment or attempted assignment in violation of the terms of this Section 13, shall be null and void. Notwithstanding the foregoing, a Party may assign its rights under this Agreement to an Affiliate of such Party without the consent of the other Party, provided that such assignment shall not relieve the assigning Party of its liabilities and obligations hereunder.

14.  Miscellaneous.

(a)  This Agreement (including the Exhibits attached hereto) and the Supply Agreement, together constitute the entire agreement between the Parties concerning the subject matter hereof and thereof and supersede all written and oral prior agreements and understandings with respect thereto. No variation, amendment or modification of the terms of this Agreement or the Supply Agreement, nor any waiver of any of the terms or provisions hereof or thereof shall be valid unless in writing and signed by an authorized representative of each Party. This Agreement shall supersede the Supply Agreement in the event of a conflict.

(b)  If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect for any reason, that invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

(c)  Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

(d)  Nothing herein shall be construed or deemed to create a joint venture, contract of employment or partnership. The relationship provided for herein is that of licensor and licensee and neither Licensee nor Licensee’s employees shall be considered employees or agents of Licensor for any purpose whatsoever. Licensee is not granted any express or implied right or authority to assume or create any obligation or responsibility on behalf of or in the name of Licensor.

(e)  If the Technology or any part thereof is incorporated into a Product, the Parties will prepare a joint press release to be mutually agreed upon by the Parties. Other public disclosures concerning this Agreement may be issued by either Party, as required by law, subject to the reasonable consent of both Parties. The Parties hereby agree that disclosures required to be contained in press releases or other announcements issued by a Party pursuant to the United States Securities Exchange Act of 1934, as amended (or any similar laws applicable to the Parties under the laws of Switzerland), shall be deemed to be reasonable by the Parties, and the Party issuing the release or making an announcement shall, before issuing such release or making such announcement, afford the other party a reasonable opportunity to review and comment upon such release or announcement.

(f)  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile signatures will be considered original signatures.

(g)  Licensor and Licensee hereby agree that (i) as of the date hereof, the Supply Agreement is in full force and effect and (ii) the period for completion of the Know-How transfer (as defined in the Supply Agreement) shall be extended to ten days following the date on which all Milestones are completed.

(h)  Except for losses resulting from a Party’s fraud or willful misconduct, neither Licensor Indemnified Parties nor Licensee Indemnified Parties shall be entitled to be indemnified for losses for any special, indirect, non-compensatory, consequential, incidental, punitive or exemplary damages of any type, including lost profits, loss of business opportunity or business interruptions whether arising in contract or tort (including negligence, whether sole, joint, or concurrent or strict liability) or otherwise. Without limiting the generality of the foregoing, damages recovered by a third party from a Licensor Indemnified Party or a Licensee Indemnified Party, regardless of the theory under which such damages were recovered by such third party, including consequential or punitive damages recovered by such third party, shall be considered direct damages for purposes of, and shall be recoverable under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized officers effective on the date and year first written above.

CHEMBIO DIAGNOSTIC SYSTEMS, INC.

Date: February 14, 2005            By:_____________________________
                    Larry Siebert, President

                        PRIONICS AG

Date: February 14, 2005          By:______________________________

              Name:____________________________

            Title:_____________________________

SOLELY FOR THE PURPOSE OF
                        BEING BOUND BY SECTION 3(f)

                    CHEMBIO DIAGNOSTICS, INC.

              By:______________________________
         Larry Siebert, President